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                                                                    Exhibit 23.4





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-84886 of The Titan Corporation on Form S-4 of our report dated May 11, 2001, related to the financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended, incorporated by reference in the Current Report on Form 8-K/A of The Titan Corporation dated August 4, 2001 (filed October 18, 2001) and included in Post-effective Amendment No. 1 to Registration Statement No. 333-64768 of The Titan Corporation on Form S-4.

We also consent to the reference to us under the heading "Experts" in this Registration Statement.


/s/ Deloitte & Touche LLP

San Diego, California
August 5, 2002